Exhibit 99.1

AITX Unveils New Website to Maximize SARA's Industry Momentum, Match Investor and Market Expectations

Modernized Design to Improve Lead Generation and SARA Expansion

Detroit, Michigan, October 16, 2025 - Artificial Intelligence Technology Solutions, Inc. (the Company), (OTCID:AITX), today announced that its subsidiary, Robotic Assistance Devices Group (RAD-G), has launched a new website dedicated to its multiple award-winning agentic AI security monitoring platform, SARA™. The new site, www.saramonitoring.ai, highlights SARA's capabilities, recent industry recognition, and its growing adoption across the remote video monitoring sector.

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AITX
Artificial Intelligence Technology Solutions Inc.
RADG
ROBOTIC ASSISTANCE DEVICES GROUP

AITX's RAD-G launches saramonitoring.ai, showcasing the agentic AI platform redefining remote video monitoring

The launch of the website follows a series of major milestones for SARA, including two industry awards at ISC West 2025 recognizing its leadership in agentic AI and real time monitoring automation. Last week, SARA drew significant attention at The Monitoring Association's annual meeting, where live demonstrations showcased how the platform autonomously detects, verifies, and responds to security events without operator fatigue or bias. Two recent case studies, featuring deployments with OneWatch and HUB Enterprises, further illustrate SARA's proven ability to reduce false alarms, accelerate response times, and deliver consistent results across diverse client environments.

"We're seeing extraordinary momentum around SARA and the performance it delivers for monitoring centers," said Mark Folmer, CPP, PSP, Interim President of RAD-G. "This new site showcases how far the platform has come, from concept to award-winning deployment. SARA is changing expectations across the industry, proving that agentic AI can deliver reliable, real-time monitoring that improves outcomes for clients, partners, and communities."

"We're putting our full marketing power behind SARA because it represents the future of our company and the industry," said Steve Reinharz, CEO/CTO of AITX and all RAD subsidiaries. "The awareness, interest, and adoption we're seeing are incredible, and we're only getting started. This is the era of agentic AI, and SARA is leading the way for our clients, channel partners, and shareholders."

The new website, www.saramonitoring.ai, is now live and provides a detailed overview of SARA's capabilities, features, and industry deployments. Visitors can explore case studies, request demonstrations, and learn how SARA is transforming the economics and efficiency of remote video monitoring.

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, reinforcing the Company's credibility with enterprise and government clients who require strict data protection and security compliance.

RAD is led by Steve Reinharz, CEO/CTO and founder of AITX and RAD, who brings decades of experience in the security services industry. Reinharz serves as chair of the Security Industry Association's (SIA) Autonomous Solutions Working Group and as a member of the SIA Board of Directors. The RAD team also draws on extensive expertise across the sector, including Mark Folmer, CPP, PSP, President of RAD and Chair of the ASIS International North American Regional Board of Directors, Troy McCanna, former FBI Special Agent and RAD's Chief Security Officer, and Stacy Stephens, co-founder of security robotics company Knightscope. Their combined backgrounds in security industry leadership, law enforcement, and robotics innovation reinforce RAD's ability to deliver proven, practical, and disruptive solutions to its clients.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.raddog.ai, www.radgroup.ai, www.saramonitoring.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Doug Clemons
248-270-8273
doug.c@radsecurity.com

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/